SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.   )

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the

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[ ]	Definitive Additional Materials		14a-6(e)(2))

[ ]	Soliciting Material pursuant to Rule

14a-11(c) or Rule 14a-12

Avnet, Inc.

(Name of Registrant as Specified In Its Charter)

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AVNET, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Monday, November 20, 2000

TO ALL SHAREHOLDERS OF AVNET, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AVNET, INC., a New York corporation (“Avnet”), will be held at The New York Marriott Financial Center, 85 West Street, New York, New York, on Monday, November 20, 2000, at 9:30 a.m., Eastern Standard Time, for the following purposes:

1.	To elect ten (10) directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

2.	To consider a proposal to approve incentive compensation terms for Avnet’s Chairman of the Board and Chief Executive Officer.

3.	To consider a proposal to authorize an amendment to Avnet’s Certificate of Incorporation increasing the number of authorized shares of Common Stock from 120,000,000 to 300,000,000.

4.	To consider a proposal to authorize an amendment to Avnet’s Certificate of Incorporation which would reduce the shareholder vote required to approve a merger, consolidation, share exchange or sale or other disposition of all or substantially all of Avnet’s assets, from two-thirds of the votes represented by all outstanding shares entitled to vote, to a majority of such votes.

5.	To consider a proposal to authorize other amendments to Avnet’s Certificate of Incorporation.

6.	To ratify the appointment of Arthur Andersen LLP as independent public accountants to audit the consolidated financial statements of Avnet for the fiscal year ending June 29, 2001.

7.	To take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on October 4, 2000 as the record date for the Annual Meeting. Only holders of record of shares of Avnet’s Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

DAVID R. BIRK
Secretary

Dated: October 16, 2000

AVNET, INC.

2211 South 47th Street
Phoenix, Arizona 85034

PROXY STATEMENT

Dated October 16, 2000

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 20, 2000

       This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Avnet, Inc. (“Avnet” or the “Company”) for use at the Annual Meeting of Shareholders to be held on November 20, 2000, and at any and all adjournments thereof (the “Annual Meeting”), with respect to the matters referred to in the accompanying notice. Proxies for shares of Avnet Common Stock, par value $1.00 per share (the “Common Stock”), may be submitted by completing and mailing the proxy card that accompanies this Proxy Statement or by submitting your proxy voting instructions by telephone or through the Internet. Submission of proxies by telephone or through the Internet may not be available to shareholders who hold their shares through a broker, nominee, fiduciary or other custodian. Avnet shareholders should contact their broker or other nominee to determine whether they may submit their proxy by telephone or through the Internet. Shares of Common Stock represented by a proxy properly signed or submitted as described below and received at or prior to the Annual Meeting, unless subsequently revoked, will be voted in accordance with the holder’s instructions.

      To submit a written proxy by mail, holders of Common Stock should complete, sign, date and mail the proxy card provided with this Proxy Statement in accordance with the instructions set forth on the card. If a proxy card is signed and returned without indicating any voting instructions, shares of Common Stock represented by the proxy will be voted “FOR” the election as directors of the ten (10) persons named herein; “FOR” the approval of incentive compensation terms for Avnet’s Chairman of the Board and Chief Executive Officer; “FOR” the three proposals to amend Avnet’s Certificate of Incorporation; and “FOR” the ratification of the appointment of Arthur Andersen, LLP, as independent public accountants of Avnet for the current fiscal year.

      Instead of submitting a signed proxy card, Avnet shareholders may submit their proxies with voting instructions by telephone or through the Internet. To submit proxies via telephone or through the Internet, shareholders should follow the instructions that accompany or are set forth on the reverse side of their proxy card. Each Avnet shareholder of record has been assigned a unique control number which has been printed on each holder’s proxy card. Shareholders who submit proxies by telephone or through the Internet will be required to provide their assigned control number before their proxy will be accepted. In addition to the instructions that appear on or accompany the proxy card, step-by-step instructions will be provided by a recorded telephone message or at the designated website, and shareholders will receive confirmation that their proxies have been successfully submitted.

      Any person who signs and mails the enclosed proxy may revoke it at any time before it is voted by submitting a written notice of revocation or a later dated proxy which is received by Avnet prior to the Annual Meeting, or by voting in person at the Annual Meeting. However, a proxy will not be revoked by simply attending the Annual Meeting and not voting. All written notices of revocation and other communications with respect to revocation by Avnet shareholders should be addressed as follows: David R. Birk, Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. To revoke a proxy previously submitted by telephone or through the Internet, an Avnet shareholder of record can simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will thereby be revoked.

      The Avnet Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the meeting, the persons appointed as proxies will have discretion to vote or to act thereon according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies will have discretion to vote on adjournment of the Annual Meeting. The approximate date on which this proxy statement and the enclosed form of proxy are first being sent or given to shareholders is October 16, 2000.

      Only holders of record of outstanding shares of Common Stock at the close of business on October 4, 2000 are entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share held of record. The aggregate number of shares of Common Stock outstanding (net of treasury shares) at October 4, 2000 was 92,224,248, comprising all of Avnet’s capital stock outstanding as of that date.

PROPOSAL 1

ELECTION OF DIRECTORS

      Ten directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. It is the intention of the persons named in the enclosed form of proxy to vote each properly signed and returned proxy (unless otherwise directed by the shareholder executing such proxy) for the election as directors of Avnet of the ten persons listed below. Each of such persons has consented to being named herein and to serve if elected. All of the nominees, other than Ray M. Robinson and Gary L. Tooker, were elected directors at the Annual Meeting of Shareholders held on November 22, 1999. Messrs. Robinson and Tooker were elected as directors at a meeting of the Board of Directors on July 28, 2000.

      Directors will be elected by a plurality of the votes properly cast (in person or by proxy) at the Annual Meeting. Thus, shareholders who do not vote, or who withhold their vote from one or more nominees below and do not vote for another person, will not affect the outcome of the election provided that a quorum is present at the Annual Meeting. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this proxy statement has been transmitted to the beneficial owners at least fifteen (15) days before the Annual Meeting.

      In case any of the nominees below should become unavailable for election for any presently unforeseen reason, the persons named in the enclosed form of proxy will have the right to use their discretion to vote for a substitute or to vote for the remaining nominees and leave a vacancy on the Board of Directors. Under the By-Laws of Avnet, any such vacancy may be filled by a majority vote of the directors then in office or by the shareholders at any meeting thereof. Avnet’s By-Laws also empower the Board of Directors to fix the number of directors from time to time.

      The information set forth below as to the age, principal occupations and other directorships of each nominee has been furnished to Avnet by such nominee:

		Year First
		Elected a	Principal Occupations During Last Five Years;
Name	Age	Director	Other Current Public Company Directorships and Activities

Eleanor Baum(c)	60	1994	Dean of the School of Engineering of The Cooper Union, New York, NY; Director of Allegheny Energy, Inc. and U.S. Trust Corporation; Former Chair (1998-1999), New York Academy of Sciences and Chair of the Engineering Workforce Commission (1999-2000); past President (1995-1997) of American Society for Engineering Education and Accreditation Board for Engineering and Technology (1997-1998); also serves on Advisory Boards for NASA, Electric Power Research Institute, and National Research Council.

		Year First
		Elected a	Principal Occupations During Last Five Years;
Name	Age	Director	Other Current Public Company Directorships and Activities

J. Veronica Biggins(c)(d)	53	1997	Senior Partner at Heidrick & Struggles International, an executive search firm; also a Director of National Data Corporation and Chairman of the Czech and Slovak American Enterprise Development Fund, which is funded by the U.S. Government SEED Act.

Lawrence W. Clarkson(a)(b)(c)	62	1998	Retired Senior Vice President of The Boeing Company (April 1994 — February 1999) and President, Boeing Enterprises (January 1997 — February 1999), a manufacturer of aerospace, aviation and defense products. Director of Atlas Air, Inc., NV Interturbine and the National Association of Manufacturers. Chairman of the U.S. Pacific Basin Economic Council and Vice Chairman of The National Bureau of Asian Research.

Ehud Houminer(a)(b)	60	1993	Professor and Executive-in-Residence at Columbia Business School, Columbia University, New York, NY and (since January 1996) a principal of Lear, Yavitz and Associates, a management consulting firm; also a Director of various Dreyfus mutual funds, Tescom (USA) Testing Services, Inc. and Supersol Ltd.

James A. Lawrence(a)(c)	47	1999	Executive Vice President and Chief Financial Officer of General Mills since October 1998, a consumer foods company; prior thereto, Executive Vice President and Chief Financial Officer of Northwest Airlines (1996- 1998) and Chief Executive Officer of Pepsi-Cola Asia Middle East Africa Group (1992-1996); Director of Trans Technology Corporation, Intuitive Surgical, Inc. and Fair Air.com, Inc.

Salvatore J. Nuzzo(b)(d)	69	1982	Chairman and CEO since May 1996 of Datron Inc., a manufacturer of aerospace and defense products; also Chairman of the Board since March 1994 of Marine Mechanical Corp., a manufacturer of defense products. Former Chairman of the Board of SL Industries, Inc., a manufacturer of industrial/ communications products (March 1988 to May 1998).

Ray M. Robinson	52	2000	President of AT&T Southern Region of the Consumer Long Distance Division; Former President and Chief Executive Officer of AT&T Tridom (1993-1995), a leading manufacturer of very small aperture terminals used in satellite data transmission; Director of National Services Industries and Citizens Trust Bank.

		Year First
		Elected a	Principal Occupations During Last Five Years;
Name	Age	Director	Other Current Public Company Directorships and Activities

Frederic Salerno(b)(d)	57	1993	Vice Chairman and CFO, Verizon Communications (formerly Bell Atlantic prior to merger with GTE) since July 2000 and from August 1997 — July 2000, Senior Executive Vice President & CFO/ Strategy & Business Development and a Director of Verizon Communications; previously Director and Vice Chairman of the Board of NYNEX Corporation, a telecommunications company (from March 1991 to July 1997); Director of Bear Stearns & Co., Inc., Viacom, Inc., The Hartford, Cable & Wireless Communications, and Keyspan Energy.

Gary L. Tooker	61	2000	Senior Advisor, Morgan Stanley Dean Witter Private Equity since June 1999; prior thereto, Chairman of Motorola, Inc. (1997-1999); Former Vice Chairman and Chief Executive Officer of Motorola, Inc. (1994-1996); Director of Axcelis Technology and Eaton Corporation.

Roy Vallee(b)(d)	48	1991	Chairman of the Board and Chief Executive Officer of Avnet since June 1998; prior thereto, Vice Chairman of the Board (November 1992 to June 1998) and President and Chief Operating Officer of Avnet (March 1992 to June 1998); Director of Teradyne, Inc.

(a)	Member of the Audit Committee.

(b)	Member of the Executive Committee.

(c)	Member of the Compensation Committee.

(d)	Member of the Corporate Governance Committee.

The Board of Directors and Certain of its Committees

      Avnet’s Board of Directors held eight (8) meetings during fiscal 2000, consisting of the annual organizational meeting (which occurs shortly after the Annual Meeting of Shareholders) and seven additional meetings. The Board of Directors has appointed committees, including an Audit Committee, a Compensation Committee, a Corporate Governance Committee (which also performs the functions of a Nominating Committee) and an Executive Committee, to carry out certain particular responsibilities.

      The Audit Committee is charged with maintaining communication between the full Board and Avnet’s independent public accountants, selecting independent public accountants to be proposed for shareholder ratification, obtaining written statements from the independent public accountants listing any relationships between such firm and Avnet, reviewing the status of the annual audit prior to its completion and determining the nature and extent of any problems warranting consideration by the full Board, reviewing any disagreements that have not been resolved to the satisfaction of both management and the independent public accountants, and evaluating the adequacy and effectiveness of Avnet’s internal accounting controls and reporting to the full Board with respect thereto. The Audit Committee also reviews quarterly financial statements. The Audit Committee met eight (8) times in fiscal 2000.

      The Compensation Committee (formerly the Executive Incentive and Compensation Committee) administers Avnet’s stock option plans and Incentive Stock Program and is responsible for reviewing and approving the compensation of the Chief Executive Officer, the four other most highly paid executive officers and any other executives whose total cash compensation is greater than $500,000 per year. The Compensation Committee also oversees Avnet’s diversity and community relations programs. The Compensation Committee met six (6) times in fiscal 2000.

      The Corporate Governance Committee (which replaced the former Nominating Committee) is charged with (a) considering, screening and recommending to the Board of Directors appropriate candidates for nomination to be elected and/or re-elected as directors of Avnet by the shareholders of Avnet or to be elected by the Board of Directors between shareholder meetings; and (b) shall additionally have the responsibility for the Chief Executive Officer and Board of Directors evaluation process. This committee also oversees and makes recommendations with respect to corporate governance issues affecting the Board of Directors and Avnet. Additionally, the Chairman of the Corporate Governance Committee serves as the lead non-employee director of Avnet’s Board of Directors. The Corporate Governance Committee will consider director nominations only from persons solicited by the Committee. The Corporate Governance Committee and the former Nominating Committee met a total of five (5) times in fiscal 2000.

      The Executive Committee is charged with the authority of the full Board and, between meetings of the Board, is authorized to exercise the powers of the Board in the management of the business affairs of Avnet to the extent prescribed by law. The Executive Committee met two (2) times in fiscal 2000.

      During fiscal 2000, each incumbent director attended at least 75% of the combined number of meetings of the Board and of the committees on which such director served.

Compensation of Directors

      Directors of Avnet who are also officers or employees of Avnet, currently only Mr. Vallee, do not receive any special or additional remuneration for service on the Board of Directors or any of its committees. Each non-employee director who was elected for the first time prior to January 1997 receives an annual retainer fee of $15,000 for serving on the Board and each non-employee director elected for the first time in or after January 1997 (currently Ms. Biggins and Messrs. Clarkson, Lawrence, Robinson and Tooker) receives an annual retainer fee of $20,000 for serving on the Board. In addition, each non-employee director receives an annual retainer fee of $3,000 for each committee on which he or she serves, and an additional $3,000 for each committee on which he or she serves as chairman. The maximum aggregate annual fee for a non-employee director elected for the first time prior to January 1997 is $24,000, and the maximum aggregate annual fee for a non-employee director elected for the first time in or after January 1997 is $29,000. Each non-employee director is also paid $1,000 per meeting for each meeting of the Board attended by such director. In addition, under the Outside Directors’ Stock Bonus Plan, non-employee directors are awarded 600 shares (as adjusted for the Stock Split) of Avnet Common Stock upon their re-election each year, or such lesser number having a value at the time of delivery not exceeding $24,000. Non-employee directors also receive stock options covering 2,000 shares of Common Stock (as adjusted for the Stock Split) on the date of his or her election or re-election to the Board of Directors. The options are exercisable at a price per share equal to the mean between the high and low sale prices per share on the date of grant and the option is exercisable with respect to 25% of the shares covered thereby after the expiration of one year and an additional 25% of the shares on each of the next three succeeding anniversary dates.

      Under the Avnet Deferred Compensation Plan for Outside Directors, all fees payable in cash, other than meeting fees, to a non-employee director of Avnet during a plan year for service as a member of the Board of Directors or any committees thereof, may be deferred in the form of cash or in Common Stock equivalent “phantom share units” or “PSUs”. Fees deferred in the form of PSUs are translated monthly into PSUs by dividing the amount of fees deferred by the average market value of a share of Common Stock on the New York Stock Exchange for the five trading days ending on the date when the fees would otherwise have been paid. Compensation deferred as cash is credited at the end of each calendar month with interest at a rate corresponding to the rate of interest on U.S. Treasury 10-year notes on the first day of that calendar month. Compensation deferred under the Plan, and additional PSUs or interest credited thereon, will be payable to a director (i) upon cessation of membership on Avnet’s Board of Directors in ten annual installments or, at the director’s election (which must be made not less than twenty-four (24) months prior to the date on which the director ceases to be a member of the Board), in annual installments not exceeding ten or in a single lump sum or (ii) upon a change in control of Avnet, in a single lump sum. PSUs are payable in Common Stock with cash payment made for fractional shares. In the event of the death of a director before receipt of all required payments, all remaining payments shall be made to the director’s designated beneficiary.

      In May 1996, the Board of Directors terminated the Retirement Plan for Outside Directors of Avnet, Inc. (the “Retirement Plan”) with respect to non-employee directors elected for the first time after May 21, 1996. Therefore, while members of the Board of Directors as of May 21, 1996 still accrue benefits under the Retirement Plan, Board members elected for the first time thereafter (currently Ms. Biggins and Messrs. Clarkson, Lawrence, Robinson and Tooker) are not eligible to participate in the Retirement Plan. The Retirement Plan provides retirement income for eligible directors who are not officers, employees or affiliates (except by reason of being a director) of Avnet (the “Outside Directors”). The Retirement Plan entitles any eligible Outside Director who has completed six years or more of active service to an annual cash retirement benefit equal to the annual retainer fee (including committee fees) during the Outside Director’s last year of active service, payable in equal monthly installments for a period of from two to ten years depending on length of service, with payments beginning on the date which is the later of such director’s 65th birthday or his or her retirement date. The Retirement Plan also provides for automatic retirement of Outside Directors at age 72 or, in the case of Outside Directors serving on the Board on the Retirement Plan’s effective date (July 1, 1992), age 75. The surviving spouse of any deceased Outside Director is entitled to 50% of any remaining unpaid retirement benefit.

Beneficial Ownership of Common Stock by Management and Others

      The following table sets forth information with respect to the Common Stock beneficially owned at September 30, 2000 by (a) the only persons which, to Avnet’s knowledge, are the beneficial owners of more than 5% of the outstanding Common Stock, (b) each current director of Avnet, (c) each of the executive officers named in the Summary Compensation Table on page 8 (the “Named Executive Officers”), and (d) all current directors and executive officers as a group. Except where specifically noted in the table, all the shares listed for a person or the group are directly held by such person or group members, with sole voting and dispositive power. The table does not reflect undelivered awards of restricted stock under the Avnet Incentive Stock Program, which stock cannot be voted prior to delivery. Also, the table does not include PSUs held for the account of non-employee directors under the Deferred Compensation Plan for Outside Directors (see “Compensation of Directors” above). Additionally, the table and data in the footnote thereto have been adjusted to reflect a 2-for-1 stock split which was paid on September 28, 2000 (the “Stock Split”).

Amount and Nature of
Name	Beneficial Ownership		Percent of Class*

Sanford C. Bernstein & Co. Inc.(1)	11,101,414		12.04%

Eleanor Baum	3,700 1,000	(O)

4,700

J. Veronica Biggins	1,800 1,000	(O)

2,800

David R. Birk	5,935 114,250	(O)

120,185

Joseph F. Caligiuri	5,900	(T,S)
	1,000	(O)

6,900

	Amount and Nature of
Name	Beneficial Ownership		Percent of Class*

Steven Church	22,404
	2,080	(I)
	161,250	(O)
	185,734
	4,990

Lawrence W. Clarkson	1,000	(O)
	5,990
	14,842

Anthony DeLuca	94,250	(O)
	109,092
	800

Brian Hilton	106,250	(O)
	107,050
	7,400

Ehud Houminer	1,000	(O)
	8,400
	2,600

James A. Lawrence	1,000	(O)
	3,600
	13,400

Salvatore J. Nuzzo	1,000	(O)
	14,400
	–0–

Ray M. Robinson	9,400

Frederic Salerno	1,000	(O)
	10,400
	2,000	(T,S)

Gary L. Tooker	6,287

Roy Vallee	1,125,000	(O)
	64,248	(T,S)
	1,195,535		1.30%
	1,800

Frederick S. Wood	2,600	(T)
	1,000	(O)
	5,400

All directors and executive officers as a group (22 persons)	141,412 4,600	(T)
	70,148	(T,S)
	2,080	(I)
	1,911,000	(O)
	2,129,240		2.31%

*	Less than 1% for each person except as otherwise indicated.

(T)	Shares owned by trusts, custodianships and other entities as to which the person has the power to direct voting and dispositions.

(S)	Shares as to which the person shares voting and/or dispositive power with others.

(O)	Shares issuable upon exercise of stock options currently exercisable or first becoming exercisable on or prior to December 31, 2000.

(I)	Shares held by spouse as to which the person disclaims beneficial ownership.

(1)	Sanford C. Bernstein & Co., Inc. (“Bernstein”) is a registered investment adviser and broker/dealer, with offices at 767 Fifth Avenue, New York, New York 10153. Information as to the beneficial ownership of Avnet Common Stock by Bernstein was obtained from a Schedule 13G filed on February 8, 2000 with the Securities and Exchange Commission (as adjusted for the Stock Split) which disclosed that Bernstein was the beneficial owner of 11,101,414 shares, including 6,358,616 shares as to which it had sole voting power, 1,233,400 shares as to which it had shared voting power, and 11,101,414 shares as to which it had sole dispositive power. Such filing further states that the shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Avnet, and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Section 16(a) Beneficial Ownership Reporting Compliance

      Pursuant to Section 16(a) of the Securities Exchange Act of 1934, Avnet’s directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Exchange concerning their ownership of and transactions in Avnet Common Stock; such persons are also required to furnish Avnet with copies of such reports. Based on such reports and related information furnished to Avnet, the Company believes that in fiscal 2000 all such filing requirements were complied with in a timely manner by all directors and executive officers, except Andrew Bryant, a Senior Vice President, did not timely file one report for the sale of 193 shares of Common Stock. Such transaction has since been duly reported.

Compensation of Avnet Management

      The following table sets forth information concerning the total compensation during Avnet’s last three fiscal years of its Chief Executive Officer and its four other executive officers who had the highest individual aggregates of salary and bonus during Avnet’s fiscal year ended June 30, 2000 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation Awards

		Annual Compensation		Restricted	Securities
	Fiscal			Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Options(#)(2)	Compensation(3)

Roy Vallee	2000	$750,000	$515,000	$128,250	300,000	$2,087
Chairman of the Board and	1999	750,000	182,000	99,325	500,000	1,429
Chief Executive Officer	1998	600,000	648,000	166,044	200,000	1,256

David Birk	2000	375,000	141,463	25,650	27,000	1,185
Senior Vice President	1999	350,000	28,157	21,750	60,000	820
	1998	350,000	—	36,314	30,000	723

Steven Church	2000	500,000	568,987	47,025	45,000	2,184
Senior Vice President	1999	440,000	259,503	43,500	100,000	1,200
	1998	400,000	291,129	82,647	40,000	1,104

Anthony DeLuca	2000	400,000	260,460	35,397	27,000	1,326
Senior Vice President	1999	360,000	125,077	30,015	60,000	918
	1998	335,000	143,162	50,089	30,000	837

Brian Hilton	2000	400,000	346,801	34,200	45,000	2,475
Senior Vice President	1999	350,000	190,000	14,500	100,000	1,659
	1998	237,500	106,731	—	60,000	747

(1)	The dollar values of the restricted stock awards shown in this table are based on the closing price of a share of Common Stock on the date on which the restricted stock awards were made. The number of shares of restricted stock awarded to each Named Executive Officer during fiscal year 2000 was as follows: Mr. Vallee — 6,000 shares; Mr. Birk — 1,200 shares; Mr. Church — 2,200 shares; Mr. DeLuca — 1,656 shares; and Mr. Hilton — 1,600 shares. These restricted shares vested and will vest in four equal installments in January 2000, 2001, 2002 and 2003. A holder of undelivered restricted stock awards is not entitled to receive dividends paid on, or to any other rights of a shareholder with respect to, the Common Stock underlying such awards. The aggregate number of shares of allocated but undelivered restricted stock at Avnet’s 2000 fiscal year-end (June 30, 2000) and the value of such shares (based on the closing price of a share of Common Stock on that date) are as follows: Mr. Vallee — 8,566 shares ($253,768); Mr. Birk — 1,790 shares ($53,029); Mr. Church — 3,510 shares ($103,984); Mr. DeLuca — 2,470 shares ($73,174); and Mr. Hilton — 1,600 shares ($47,400).

(2)	The number of securities underlying options and the number of restricted shares reported in the table and in footnote (1) above have been adjusted to reflect the Stock Split.

(3)	Consists of imputed income related to life insurance benefits provided by Avnet to the Named Executive Officers under the executive life insurance program described on page 11.

Options

      The following table sets forth information concerning grants of stock options during Avnet’s fiscal year ended June 30, 2000 to each of the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR(1)

	Individual Grants					Potential Realizable Value
						at Assumed Annual Rates of
	Number of	% of Total	Exercise	Market		Stock Appreciation for
	Securities	Options Granted	Price	Price		Option Term
	Underlying	to Employees in	per	On Date	Expiration
Name	Options Granted(#)(2)	Fiscal Year	Share	of Grant	Date	5%	10%

Roy Vallee	300,000	27.1%	$21.50	$21.50	9/23/2009	$4,057,050	$10,281,300

David Birk	27,000	2.4%	21.50	21.50	9/23/2009	365,135	925,317

Steven Church	45,000	4.1%	21.50	21.50	9/23/2009	608,558	1,542,195

Anthony DeLuca	27,000	2.4%	21.50	21.50	9/23/2009	365,135	925,317

Brian Hilton	45,000	4.1%	21.50	21.50	9/23/2009	608,558	1,542,195

(1)	The data in this table has been adjusted to reflect the Stock Split.

(2)	All of the options granted become exercisable in four equal cumulative installments on each of the first through fourth anniversary dates of the date of grant.

      The following table sets forth information concerning exercises of stock options during fiscal 2000 by each of the Named Executive Officers and the number and value of options held by each of them at fiscal year end (June 30, 2000):

AGGREGATED OPTION EXERCISES IN LAST FISCAL

YEAR AND FISCAL YEAR-END OPTION VALUES(1)

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options
	Acquired on		Fiscal Year End		at Fiscal Year-End(3)
	Exercise	Value
Name	(#)	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Roy Vallee	20,000	$221,550	825,000	825,000	$7,833,597	$6,902,344

David Birk	—	—	81,250	90,750	556,680	746,508

Steven Church	48,000	867,720	105,000	150,000	611,095	1,262,813

Anthony DeLuca	22,500	478,825	60,000	92,000	249,844	752,719

Brian Hilton	—	—	55,000	150,000	372,032	1,298,438

(1)	The data in this table has been adjusted to reflect the Stock Split.

(2)	Value realized is the aggregate market value on the date of exercise of the shares acquired less the aggregate exercise price paid for such shares.

(3)	Value of unexercised options is the difference between the aggregate market value of the underlying shares (based on the average of the high and low prices on June 30, 2000, of $29.35 per share as adjusted for the Stock Split) and the aggregate exercise price for such shares.

Retirement Benefits and Insurance

      The Avnet Pension Plan (the “Pension Plan”) is a defined benefit plan which covers most United States employees of Avnet, including each of the Named Executive Officers. The Pension Plan is a type of defined benefit plan commonly referred to as a cash balance plan. A participant’s benefit under the Pension Plan is based, in general, on the value of the participant’s cash balance account, which is used for record keeping purposes and does not represent any assets of the Pension Plan segregated on behalf of a participant. A participant’s cash balance account equals the actuarial present value of his or her accrued benefit under the Pension Plan. The accumulated benefit in a participant’s cash balance account is approximately equal to the actuarial present value (using certain actuarial assumptions under the Pension Plan) of a deferred annuity benefit payable at age 65 determined by aggregating 2% of a participant’s annual earnings for each year of employment during which an employee was a participant in the Pension Plan. In general, the Pension Plan defines annual earnings as a participant’s base salary, commissions, royalties, annual cash incentive compensation and amounts deferred pursuant to plans described in section 125 or 401(k) of the Internal Revenue Code of 1986, as amended. No benefit is accrued under the Pension Plan for annual earnings exceeding $100,000 in any plan year. There is no offset under the Pension Plan for Social Security or other benefits. The Pension Plan offers participants distributions in the form of various monthly annuity payments. However, in lieu of an annuity form of distribution, a participant who has attained age 65 may elect to receive a cash lump sum distribution equal to the actuarial present value of the participant’s accrued benefit under the Pension Plan at age 65. In certain situations, the lump sum distribution option is also available to a participant who has terminated employment with Avnet and has not yet attained age 65.

      The following table sets forth estimated annual retirement benefits payable under the Pension Plan for each of the executive officers of Avnet named in the Summary Compensation Table, assuming that (i) each such executive officer retires at age 65, (ii) current pensionable remuneration for each such executive officer remains unchanged until retirement, (iii) benefits under the Pension Plan are not altered prior to retirement and (iv) all actuarial costs and expenses of the Pension Plan are paid by the Pension Plan:

Estimated Annual
Retirement Benefit

Roy Vallee	$77,338

David Birk	58,654

Steven Church	46,030

Anthony DeLuca	66,128

Brian Hilton	18,019

      In addition, Avnet pays the premiums in respect of an executive life insurance program which provides for: (1) payment of a death benefit to the designated beneficiary of each participating officer in an amount equal to twice the yearly earnings (including salary and cash incentive compensation) of such officer; (2) payment to Avnet, upon the death of a participating officer, of the amount by which the benefit payable by the insurer under the particular policy exceeds the death benefit payable to such officer’s beneficiary; (3) a right to receive from Avnet a supplemental retirement benefit (if the officer has satisfied certain age and service requirements) payable annually (or in a lump sum under certain circumstances) to such officer or his or her beneficiary for ten years in an amount not to exceed 36% of the officer’s eligible compensation; and (4) payment to Avnet upon the death of an officer who is receiving or has received supplemental retirement benefits of the full amount payable by the insurer under the particular policy. For purposes of clause (3) in the preceding sentence, the eligible compensation of the executive officers named in the Summary Compensation Table is currently as follows: Mr. Vallee — $1,312,000; Mr. Birk — $447,310; Mr. Church — $884,245; Mr. DeLuca — $572,769; and Mr. Hilton — $643,401.

      As permitted by Section 726 of the Business Corporation Law of New York, Avnet has in force directors’ and officers’ liability insurance and corporate reimbursement insurance, written by National Union Insurance Company, CNA, Federal Insurance Company (a Chubb Company), and Gulf Insurance Company, for the three year period which commenced on August 1, 2000 at a total cost of $1,174,775. The policy insures Avnet against losses from claims against its directors and officers when they are entitled to indemnification by Avnet, and insures Avnet’s directors and officers against certain losses from claims against them in their official capacities. All duly elected directors and officers of Avnet are covered under this insurance.

Employment Contracts

      In September 1997, Roy Vallee, Chairman of the Board and Chief Executive Officer, and Avnet entered into an employment agreement, the term of which became effective on June 27, 1998 and which terminates on June 29, 2001. Mr. Vallee and Avnet entered into an Amendment to Employment Agreement on September 20, 2000 (the employment agreement and Amendment to Employment Agreement, collectively referred to as the “Amended Employment Agreement”), which extends the term of the employment agreement through June 27, 2003 on substantially the same terms and conditions, except that (i) the incentive portion of Mr. Vallee’s compensation has been restated to reflect the Stock Split, and (ii) a change of control provision has been added which would provide for a lump sum payment equal to 2.99 times Mr. Vallee’s base and incentive compensation, acceleration of unvested stock options and undelivered stock incentive shares and continuation of benefits if Mr. Vallee’s employment is terminated without cause or by constructive termination within twenty-four months following a change of control. For this purpose, a constructive termination includes a material diminution in Mr. Vallee’s responsibilities, relocation of his office more than fifty miles without his consent, a material reduction in his compensation and benefits or his ceasing to serve on the Board of Directors of Avnet. A change of control is defined as including the acquisition of voting or dispositive power with respect to 50% or more of the outstanding shares of Common Stock other than an acquisition approved by the Board of Directors prior to its effective date, a change in the individuals serving on the Board of Directors so that those serving on the effective date of the Amended Employment Agreement no longer constitute a majority of the Board, or the approval by shareholders of a liquidation, dissolution or sale of substantially all the assets of Avnet.

      Pursuant to the Amended Employment Agreement, Mr. Vallee is receiving an annual base salary of $750,000. He also is receiving a first incentive bonus equal to: (i) $4,000 for each one-half cent by which Avnet’s net earnings per share (before unusual and/or infrequent items) on a diluted basis for that year exceed $1.50 and are less than or equal to $2.00; (ii) $5,000 for each one-half cent by which Avnet’s net earnings per share (before unusual and/or infrequent items) on a diluted basis for that year exceed $2.00 and are less than or equal to $2.50; and (iii) $7,000 for each one-half cent by which Avnet’s net earnings per share (before unusual and/or infrequent items) on a diluted basis for that year exceed $2.50. Under the Amended Employment Agreement, Mr. Vallee is also receiving a second incentive bonus of $10,000 for each one-tenth of a percent by which Avnet’s return on capital exceeds 8%. The foregoing incentive compensation for fiscal years 1999 through 2001 (as restated to reflect the Stock Split) was approved by Avnet’s shareholders at the Annual Meeting of Shareholders held on November 19, 1997. The payment of the incentive compensation for Fiscal Years 2002 and 2003 (June 30, 2001 through June 27, 2003) is subject to and contingent upon approval by Avnet’s shareholders at this Annual Meeting (see page 16).

      If Mr. Vallee becomes permanently and totally disabled on or prior to June 27, 2003, he will be paid by Avnet through the earlier of the date of cessation of such disability or his death an annual disability benefit of $300,000. The Amended Employment Agreement also provides that, except in the event of a change of control, Avnet has the option to retain Mr. Vallee as a consultant for up to twenty-four consecutive months immediately following termination of Mr. Vallee’s Amended Employment Agreement or his employment with Avnet, during which time he will be compensated at an annual rate equal to the highest base salary and incentive bonus compensation earned by him in any one fiscal year during the three year period prior to the commencement of the consultancy. Mr. Vallee has the right to terminate his full-time employment if a majority of the Board of Directors of Avnet shall be elected by any single person or entity which owns or controls voting rights to a majority of Avnet’s then outstanding stock. Additionally, if Avnet notifies Mr. Vallee that it does not intend to renew Mr. Vallee’s Amended Employment Agreement, and if Avnet fails to engage Mr. Vallee for at least twelve months as a consultant, then Mr. Vallee may elect to be engaged as a consultant for such twelve month period at the rate of compensation described above.

      David Birk, Senior Vice President, Secretary and General Counsel, and Steven Church and Brian Hilton, both Senior Vice Presidents of Avnet and Co-Presidents of Avnet Electronics Marketing, and Avnet entered into employment agreements effective June 29, 1998, June 28, 1997 and October 13, 1997, respectively. The employment agreements are terminable by either Messrs. Birk, Church or Hilton or Avnet upon one year’s prior written notice to the other. The amount of compensation to be paid to Messrs. Birk, Church and Hilton is not fixed and is to be agreed upon by Messrs. Birk, Church and Hilton and Avnet from time to time. In the event Mr. Birk’s, Mr. Church’s or Mr. Hilton’s employment is terminated with one year’s notice and they and Avnet shall have failed to agree upon the compensation to be paid during all or any portion of the one year notice period prior to termination, their compensation formula during the notice period will remain the same as was most recently agreed upon.

Compensation Committee Report on Executive Compensation

      In accordance with the Company’s By-Laws, the Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and approving the compensation of the Chief Executive Officer, the four other most highly paid executive officers and other executives whose total cash compensation (base salary and incentive cash compensation) is greater than $500,000 per year. In addition, the Committee also sets the policy for, administers and determines all allocations and awards under Avnet’s long-term compensation plans. All eligible Company employees, including executive officers, may participate in Avnet’s long-term compensation plans. All members of the Committee are non-employee directors unaffiliated with management.

      Executive compensation consists of three components — base salary, annual incentive cash compensation (bonus) and long-term incentive compensation.

      The base salary of each of the Company’s executive officers earning $500,000 or less per year is set annually by such officer’s immediate supervisor with the approval of the Chief Executive Officer. The base salaries of the Chief Executive Officer, the four other most highly compensated executive officers and other executives earning greater than $500,000 are determined by the Committee. Base salaries are influenced by a variety of objective and subjective factors. Particular consideration is given to the range of compensation levels for officers of other companies in the electronic distribution industry including, but not limited to, the peer group used in the performance graph appearing on page 15, as well as officers of other companies of similar size to Avnet in a broader range of businesses. There is no precise formula used to set base salary levels, which may fall above or below average compensation levels of comparable companies depending upon the management and leadership abilities, level of responsibility, experience and performance of a particular executive.

      In addition to base salary, most executive officers receive annual incentive cash compensation. For most executive officers, other than Mr. Vallee (see pages 11 to 12 above), annual incentive compensation for fiscal 2000 was based on the annual net income before tax (“NIBT”) objectives of the business units for which such executives are responsible. For each such executive, an annual target incentive compensation amount for fiscal 2000 was set in advance. A numerical factor (“multiplier”) was determined by dividing the executive’s annual incentive compensation target by the target NIBT of the applicable business unit. The unit’s actual NIBT was also then multiplied by the multiplier to yield the executive’s incentive compensation. Some executives’ incentive compensation was also based upon formulas which take into consideration factors similar to Avnet’s return on capital. Some executives’ annual target incentive compensation also includes, either as an additional component or as the sole component, a fixed sum payable upon his or her achievement of one or more goals stated as Management By Objectives, or MBOs, set annually for each such executive.

      Long-term incentive compensation awards are based on an executive’s performance in a particular fiscal period. The Committee awards long-term incentive compensation pursuant to six shareholder-approved incentive compensation plans: the Avnet Incentive Stock Program, the 1990 Stock Option Plan and 1996 Incentive Stock Option Plan, which are both incentive stock option plans, the 1995 and 1997 Stock Option Plans, which are both non-qualified stock option plans, and the 1999 Stock Option Plan, pursuant to which either incentive stock options or non-qualified stock options may be issued.

The Avnet Incentive Stock Program

      The current version of the Avnet Incentive Stock Program (the “Program”) was originally adopted in 1994 and amended in 1999 to extend the Program for an additional period of five years ending on December 31, 2004. The Program provides for annual allocations of restricted shares of the Company’s Common Stock to employees of the Company, including executive officers, selected by the Committee. The Committee makes allocations under the Program, usually in September of each year, in recognition of operating results achieved by the Company as a whole or by particular operating groups or subdivisions in the immediate past fiscal year. Restricted shares allocated under the Program vest in four equal annual installments, contingent upon continued employment (except in the case of death or retirement of the employee) and subject to acceleration in certain instances in the discretion of the Committee. The Program sets no limits on the number of shares which may be allocated to any single employee, but it is the Committee’s policy that allocations to officers of Avnet as a group will not exceed fifty (50%) percent of the total number of shares available for award under the Program. The Program also provides that executives to whose applicable remuneration section 162(m) of the Internal Revenue Code of 1986 as amended (“Section 162(m)”) is likely to apply (i) must achieve performance goals fixed in advance by the Committee in order to qualify for an award under the Program and (ii) may not be awarded more than 10,000 shares with respect to any fiscal year.

Stock Option Plans

      The Committee periodically grants options under Avnet’s stock option plans to officers and other employees in consideration of their contribution to the long-term success of the Company. The Committee makes awards of stock options from time to time in its discretion based on its evaluation of accomplishments achieved by an executive or other employee. The Committee may grant options under the Company’s incentive stock option plans, which mandate that grants be made at or above the fair market value of the

Company’s stock at the date of grant, or under the Company’s non-qualified stock option plans, which permit the Committee to grant options having exercise prices discounted by as much as 15% from the fair market value of the Company’s Common Stock as of the grant dates. The number of shares subject to options held by an executive may be taken into account when the Committee makes an award to such executive. It was the Committee’s policy in fiscal 2000 not to grant to executive officers options having exercise prices at less than fair market value of the Common Stock as of the date of grant.

Chief Executive Officer’s Compensation

      In fiscal year 2000, the compensation paid to the Company’s Chief Executive Officer, Roy Vallee, was determined by an employment agreement dated September 25, 1997, which became effective on June 27, 1998 and which was subsequently amended on September 20, 2000. The terms of the Amended Employment Agreement are described in detail on pages 11 to 12. Under the terms of the employment agreement, Mr. Vallee received in fiscal 2000 an annual base salary of $750,000 and incentive compensation of $492,000 based upon the Company’s achievement of annual net earnings per share of $4.23 ($2.115 reflecting the Stock Split) (before unusual and/or infrequent items and before the amount accrued in fiscal 2000 for Mr. Vallee’s incentive compensation).

      Additionally, in fiscal 2000, Mr. Vallee was allocated 3,000 shares (6,000 shares reflecting the Stock Split) of restricted stock under the Program, which allocation vested and will vest in four equal installments in January 2000, 2001, 2002 and 2003, subject to the provisions of the Program. In determining the number of shares of restricted stock to be awarded to Mr. Vallee, the Committee considered a variety of factors, including the overall performance and profitability of the Company and the Company’s continued growth, expansion and successful acquisition program. Mr. Vallee was also granted options to purchase 150,000 shares (300,000 shares reflecting the Stock Split) of Common Stock on September 24, 1999 at an option price of $43.00 per share ($21.50 per share reflecting the Stock Split), which was the fair market value of a share of Common Stock on the date of grant. The options are exercisable in four equal annual installments, with the first exercise date commencing after the expiration of one year from the date of grant. The factors considered by the Committee in awarding this grant included Avnet’s continued growth, successful acquisition program and the importance of incentivizing senior management to achieve additional growth and maximize shareholder return. No relative weights were given to the foregoing factors considered by the Committee.

Deductibility of Executive Compensation

      As a matter of policy, the Company has determined not to enter into any compensation arrangement with any of its executive officers which it reasonably believes would fail at such time to qualify for full deductibility under Section 162(m).

Joseph F. Caligiuri, Chairman	Eleanor Baum
J. Veronica Biggins, Vice Chair	Lawrence Clarkson
James Lawrence

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

      The following graph compares the annual change in the cumulative total return on Avnet’s Common Stock during its last five fiscal years with the annual change in the cumulative total return of the Standard & Poor’s Composite-500 Stock Index and a group consisting of Avnet’s peer companies in the electronic distribution industry. The companies comprising the peer group are Arrow Electronics, Inc. and Pioneer Standard Electronics. Marshall Industries, formerly included in the peer group, was acquired by Avnet during Avnet’s 2000 fiscal year and therefore was eliminated from the peer group. The graph assumes $100 was invested on June 30, 1995, in Avnet Common Stock, the S&P 500 and the peer group, and that all dividends were reinvested. The returns of each company in the peer group were weighted according to their respective stock market capitalization at the beginning of the period of each reported data point.

	6/30/95	6/28/96	6/27/97	6/26/98	7/02/99	6/30/00

Avnet, Inc.	100	88.37	126.69	116.91	102.04	129.86

Peer Group	100	86.00	103.96	84.60	76.53	119.74

S & P 500	100	126.00	169.73	220.92	271.19	290.85

              * $100 Invested on 6/30/95 in Stock or Index — including reinvestment of dividends.

PROPOSAL 2

PROPOSAL TO APPROVE ANNUAL INCENTIVE

COMPENSATION TERMS FOR THE
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

      The shareholders are being asked to approve the annual cash incentive compensation terms for Roy Vallee, Chairman of the Board and Chief Executive Officer, with respect to fiscal years 2002 and 2003, as set forth in the Amended Employment Agreement the Company has entered into with Mr. Vallee, as described on pages 11 to 12. Under Section 162(m) of the Internal Revenue Code, compensation in excess of one million dollars for any taxable year and paid to a person named in the Summary Compensation Table above who was employed by the Company on the last day of the taxable year will not be deductible by the Company unless such compensation qualifies as performance-based. The cash incentive compensation payable pursuant to the Amended Employment Agreement is intended to qualify as performance-based for purposes of exemption from the limitation of Section 162(m) and therefore will be paid only if approved by the shareholders at the Annual Meeting. The requirements of Section
162(m) have already been satisfied with respect to stock options and incentive stock awarded and to be awarded to Mr. Vallee under the plans described on pages 13 and 14.

Performance Criteria

      As described in detail on pages 11 to 12, the Amended Employment Agreement provides for the payment to Mr. Vallee of cash incentive compensation in fixed dollar amounts based on annual earnings per share and return on capital targets. The method of calculating Mr. Vallee’s incentive bonus in fiscal years 2002 and 2003 will be the same as the method of calculating his incentive bonuses in fiscal 1999, 2000 and 2001 under the prior employment agreement, after giving effect to the Stock Split.

Hypothetical Payments Based on Future Results

      Since payments in respect of fiscal years 2002 and 2003 will be based on Avnet’s earnings per share and return on capital for each of those years, incentive compensation to be paid in the future to Mr. Vallee cannot be determined at this time. Cash incentive compensation actually paid to Mr. Vallee for Avnet’s last three fiscal years is set forth under the heading “Bonus” in the Summary Compensation Table.

Vote Required for Approval

      The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock is required to approve this proposal. Thus, shareholders who do not vote will not affect the outcome of the vote, while shareholders who vote to abstain will in effect by voting against adoption. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement is transmitted to the beneficial owners at least fifteen (15) days before the Annual Meeting.

      The Board of Directors recommends a vote FOR approval of the cash incentive compensation terms for Mr. Vallee.

* * * * * * * * * *

PROPOSAL 3

PROPOSAL TO APPROVE

AMENDMENT TO THE CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

      Avnet’s Certificate of Incorporation presently authorizes the issuance of 120,000,000 shares of Common Stock. As of October 4, 2000, the record date for the annual meeting, 92,224,248 shares of Common Stock were outstanding and 13,698,484 shares were reserved for issuance under employee and director benefit plans of the Company and upon exercise of outstanding warrants to purchase Common Stock. The Board of Directors has adopted a resolution authorizing an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 120,000,000 to 300,000,000. The 3,000,000 authorized shares of preferred stock (none of which are currently issued) will remain unchanged. If the shareholders authorize this proposal, Article III of Avnet’s Certificate of Incorporation will be amended to read as follows:

“III. The aggregate number of shares which the Corporation shall have the authority to issue shall be three hundred three million (303,000,000) shares. Three million (3,000,000) shares shall be Preferred Stock of the par value of one dollar ($1.00) per share, issuable in series, and three hundred million (300,000,000) shares shall be Common Stock of the par value of one dollar ($1.00) per share. All shares of Preferred Stock shall be issued in series and shall be entitled to preference in the distribution of dividends or assets or both. The Board of Directors of the Corporation, before issuance, shall have the authority to establish and designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations of shares of the Preferred Stock as between such shares and shares of the Common Stock and as between shares of different series of the Preferred Stock.”

      The Board believes that the increase in number of authorized shares of Common Stock is advisable because of the limited number of unissued and unreserved shares presently authorized, especially after giving effect to the Stock Split in September 2000. The additional authorized shares of Common Stock would be available for issuance from time to time as required for general corporate purposes, including stock dividends, stock splits, employee stock options and other employee benefit plans, the raising of capital, the formation of new companies, the acquisition of established businesses, and other programs to facilitate the Company’s expansion and growth. No specific plans have been formulated, and there are no commitments, understandings or negotiations at this time, with respect to the issuance of additional shares of Common Stock. The advance authorization being sought by the proposed amendment would, however, allow the Board of Directors to authorize the issuance of additional shares without having to obtain further shareholder approval, unless such approval is otherwise required by law or the rules of any stock exchange on which the Common Stock is listed, or unless such approval were deemed appropriate by the Board.

      The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of holders of outstanding shares. Depending on the circumstances, the issuance of additional shares of Common Stock could affect the existing holders of shares by diluting the voting power of the outstanding shares. The Company’s shareholders do not have pre-emptive rights with respect to the future issuance of securities by Avnet.

Vote Required for Approval

      The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date is required to approve this proposal. Thus, shareholders who do not vote or who vote to abstain will in effect be voting against the amendment. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement is transmitted to the beneficial owners at least fifteen (15) days before the Annual Meeting.

      The Board of Directors recommends a vote FOR the adoption of this amendment to Avnet’s Certificate of Incorporation to increase the number of authorized shares of Common Stock to 300,000,000 shares.

* * * * * * * *

PROPOSAL 4

PROPOSAL TO APPROVE AN AMENDMENT TO

THE CERTIFICATE OF INCORPORATION TO
REDUCE THE SHAREHOLDER VOTE REQUIRED
TO APPROVE CERTAIN TRANSACTIONS

      Prior to February 22, 1998, the New York Business Corporation Law (the “BCL”) provided that (i) a plan of merger or consolidation involving a New York corporation, (ii) a sale, lease, exchange or other disposition of all or substantially all of a corporation’s assets not in the ordinary course of business, and (iii) a binding share exchange all required approval by a two-thirds vote of all outstanding shares of such corporation entitled to vote thereon. Effective February 22, 1998, the BCL was amended to provide that for a corporation formed after that date, the authorization of any of the above transactions requires only a majority vote of all outstanding shares entitled to vote thereon unless the corporation’s certificate of incorporation provides for a greater vote. The BCL as so amended also provides that the above transactions for a corporation in existence on February 22, 1998 (such as Avnet), will continue to require a two-thirds vote unless its certificate of incorporation expressly provides for majority approval.

      If the shareholders authorize this proposal, a new Article X of Avnet’s Certificate of Incorporation will be added as follows:

“If any plan of merger or consolidation, any sale, lease, exchange or other disposition of all or substantially all the assets of the Corporation not made in the usual or regular course of business actually conducted by the Corporation, or any plan for a binding share exchange is required to be adopted or approved by the shareholders of the Corporation, it shall be adopted or approved by a majority of the votes of all outstanding shares entitled to vote thereon.”

      The Board believes that majority approval for these extraordinary transactions is consistent with currently accepted principles of corporate democracy as reflected in the amended BCL. The corporate laws of most states require only majority approval for these transactions.

Vote Required for Approval

      The affirmative vote of the holders of two-thirds of the shares of Common Stock outstanding on the record date is required to approve this proposal. Thus, shareholders who do not vote or who vote to abstain will in effect be voting against the amendment. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners. Votes which are not cast for this reason (broker non-votes) will not be counted in favor of this proposal.

      The Board of Directors recommends a vote FOR the adoption of this amendment to Avnet’s Certificate of Incorporation to reduce the shareholder vote required to approve certain transactions.

* * * * * * * * * *

PROPOSAL 5

PROPOSAL TO AUTHORIZE OTHER AMENDMENTS TO

AVNET’S CERTIFICATE OF INCORPORATION

      The shareholders are also being asked to approve a number of other amendments to Avnet’s Certificate of Incorporation. The proposed amendments are intended to modernize and simplify Avnet’s Certificate of Incorporation, which contains many provisions that were included in Avnet’s original Certificate of Incorporation adopted in 1955, before the BCL was enacted. The amended Certificate of Incorporation contains provisions which are usual and customary in public companies today. These revisions are described below.

      Attached to this Proxy Statement as Exhibit A is Avnet’s current Certificate of Incorporation and attached as Exhibit B is a proposed Amended and Restated Certificate of Incorporation reflecting all the amendments listed below, as well as the amendments described in Proposals 3 and 4 above to amend Article III and adopt new Article X, which proposals must be approved separately from this Proposal 5. Approval of one or more of Proposals 3, 4 and 5 by the shareholders will be deemed to constitute approval for the filing of a Restated Certificate of Incorporation reflecting those Proposals which are approved.

      The amendments below are not being proposed as separate amendments, but are being proposed for adoption by a single vote of shareholders. If a shareholder does not agree with any change that is proposed below, the shareholder should vote against this proposal.

      The changes that would be made to the Certificate of Incorporation are as follows:

•	Article I, setting forth the Company’s name, is not being amended.

•	Article II, which has not been amended since 1959, sets forth a lengthy enumeration of the “purposes” for which Avnet was formed. Many of the “purposes” enumerated are, in fact, general corporate powers (such as the power to borrow or lend money) which are automatically conferred upon a New York corporation pursuant to Section 202 of the BCL, unless its certificate of incorporation provides otherwise. The BCL, which was not in effect when Avnet was organized, permits certificates of incorporation to include a very simple general purpose clause. Accordingly, Article II would be amended to provide that the purpose of Avnet is to engage in any lawful act or activity for which corporations may be organized under the BCL. This amendment would simplify Avnet’s Certificate of Incorporation consistent with present-day corporate practice and would confirm Avnet’s right to engage in any business in which a New York corporation may lawfully engage. Although the Board of Directors has no present plans for Avnet to engage in any new lines of business unrelated to its current business, the Board believes that Avnet’s rights should not be limited in any way by an unnecessary and outmoded provision of the Certificate of Incorporation, and that Avnet should have the full rights authorized by the BCL to engage in any lawful business.

•	Article III is the subject of Proposal 3 above.

•	Article IV, as amended, consolidates the provisions of Articles IV and XVI of the current Certificate of Incorporation relating to Avnet’s registered agent in New York and service of process upon the Secretary of State of New York on behalf of Avnet.

•	Article V, relating to the perpetual duration of Avnet, is not being amended.

•	Article VI, as amended, would eliminate the outmoded requirement that at least one director be a shareholder of Avnet, and that at least one director be a citizen of the United States and a resident of the State of New York.

•	Articles VII and VIII of the current Certificate of Incorporation would be deleted. Article VII, relating to the voting of shares of other corporations held by Avnet, is covered by Section 202(a)(6) of the BCL and is thus superfluous. Article VIII provides that Avnet has the power to issue partly paid stock. The New York Stock Corporation Law (the predecessor to the BCL) required that such a provision be expressly authorized in the Certificate of Incorporation. The BCL does not require such authorization.

•	Article IX of the current Certificate of Incorporation, relating to certain transactions having the potential for a conflict of interest between Avnet and an Avnet director, would be deleted. Transactions involving “interested directors” are covered with greater specificity by Section 713 of the BCL, which provides procedures for validating such a transaction through disclosure of conflicts prior to approval of the transaction by the board of directors or the shareholders.

•	Article X of the current Certificate of Incorporation, which expressly eliminates all preemptive rights, would be redesignated as Article VII and its language would be modernized without substantive change. Article XI of the current Certificate of Incorporation, exculpating directors of Avnet from personal liability in some circumstances for damages arising out of a breach of duty as a director, would be redesignated as Article VIII without substantive change.

•	Articles XII and XIII of the current Certificate of Incorporation are obsolete and unnecessary provisions that would be deleted. The provisions of Article XII, which authorize Avnet’s Board of Directors to issue stock options and fix their terms, are now specifically covered by Section 505 of the BCL. The provisions of Article XIII, which authorize the Board of Directors to exercise “all corporate powers, including the sale, mortgage, hypothecation and pledge” of corporate assets, are now specifically covered by Section 911 of the BCL.

•	Article XIV of the current Certificate of Incorporation, relating to the removal of directors by the shareholders, would be redesignated as Article IX without change.

•	Article XV of the current Certificate of Incorporation, authorizing the Board of Directors to adopt, amend or repeal by-laws of Avnet, subject to the shareholders’ right to amend or repeal such Board action, would be redesignated as Article XI, without substantive change.

•	Article XVI of the current Certificate of Incorporation is being consolidated with Article IV as described above.

Vote Required for Approval

      The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date is required to approve this proposal. Thus, shareholders who do not vote or who vote to abstain will in effect be voting against adoption. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual meeting, provided that this Proxy Statement is transmitted to the beneficial owners at least fifteen (15) days before the Annual Meeting.

      The Board of Directors recommends a vote “FOR” the authorization of these amendments to the Company’s Certificate of Incorporation.

* * * * * * * * * *

PROPOSAL 6

RATIFICATION OF ACCOUNTANTS

      One of the purposes of the Annual Meeting is to consider and take action with respect to ratification of the appointment by Avnet’s Board of Directors of Arthur Andersen LLP as independent public accountants to audit the consolidated financial statements of Avnet for the fiscal year ending June 29, 2001. Arthur Andersen LLP has been regularly employed by Avnet since 1991 to audit its consolidated financial statements and for other purposes. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock is required to ratify the appointment of Arthur Andersen LLP as Avnet’s independent public accountants.

      Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

GENERAL

      Avnet’s Annual Report to its Shareholders for the fiscal year ended June 30, 2000, including financial statements, is being mailed with this Proxy Statement.

      The cost of soliciting proxies relating to the Annual Meeting will be borne by Avnet. Directors, officers and regular employees of Avnet may solicit proxies by telephone or personal interview without being specially compensated therefor. Georgeson & Company, Inc. has been engaged by Avnet to solicit proxies relating to the Annual Meeting, by telephone and mail, from holders of shares of Avnet’s Common Stock and to perform certain other procedures relating to the solicitation of proxies. The cost of the services to be performed by Georgeson & Company, Inc. is approximately $6,500 plus out-of-pocket expenses estimated at approximately $5,000. In addition, Avnet will, upon request, reimburse brokers, dealers, banks and other nominee shareholders for their reasonable expenses for mailing copies of this proxy statement, the form of proxy and the Notice of the Annual Meeting, to the beneficial owners of such shares.

2001 ANNUAL MEETING

      Each year, Avnet’s Board of Directors confirms the date, in November or December, selected for the next Annual Meeting of Shareholders pursuant to Section 4 of Avnet’s By-Laws. While it is too early to have selected the date for the 2001 Annual Meeting, any shareholder who decides to present a proposal for action at the 2001 Annual Meeting should take note that his or her proposal must be received by Avnet on or before 5:00 PM on June 18, 2001, in order to be considered for inclusion in Avnet’s Proxy Statement and form of proxy relating to the 2001 Annual Meeting. In addition, if at the 2001 Annual Meeting, a shareholder makes a proposal which is not included in Avnet’s Proxy Statement, the form of proxy issued with the Company’s Proxy Statement may confer discretionary authority to vote for or against such shareholder proposal, unless the shareholder proponent shall have given the Secretary of the Company notice of such proposal prior to September 4, 2001, and certain other conditions provided for in the rules of the Securities and Exchange Commission are satisfied.

      Avnet will provide a copy of its Annual Report on Form 10-K for the year ended June 30, 2000, to each shareholder without charge (other than a reasonable charge for any exhibit requested) upon written request to: Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034, Attention: Raymond Sadowski, Chief Financial Officer.

AVNET, INC.

DAVID R. BIRK
Secretary

Dated: October 16, 2000

PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW.

EXHIBIT A

CURRENT CERTIFICATE OF INCORPORATION

      A.  The name of the corporation is AVNET, INC. The name under which the corporation was formed is AVNET ELECTRONIC SUPPLY CO., INC.

      B.  The certificate of incorporation of the corporation was filed by the Department of State on July 22, 1955.

      C.  The text of the said certificate of incorporation, as amended heretofore, is hereby restated without further amendment or change to read in full as follows:

I. The name of the corporation shall be AVNET, INC.

II. The purposes for which the corporation is formed are:

A. To design, patent, manufacture, buy, sell, export and import, and generally deal in, either as principal, agent, commission merchant, factor, broker or attorney in fact, every and all kinds of electrical and electronic devices, radios, television instruments, missiles, rockets, aircraft and mechanical devices and machines, as well as components thereof, other goods, wares, merchandise, commodities and personal property, and to make and enter into all manner and kinds of contracts, agreements and obligations by, or with any person or persons, corporation or association in connection with such business, or any part thereof, and incidental thereto, as may be lawfully done or entered into by corporations organized under Article 2 of the Stock Corporation Law.

B. To construct, purchase, lease or otherwise acquire, equip, maintain and operate laboratories and factories for the development of processes, the improvement of products, experimental and research work, in connection with any product.

C. To acquire and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

D. To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

E. To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, partnerships, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof, to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

F. (a) To borrow or raise moneys for any of the purposes of the corporation, and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

(b) To make any guarantee respecting dividends, shares of stock, bonds, debentures, contracts or other obligations to the extent that such power may be exercised by corporations organized under the Stock Corporation Law.

G. To loan to any person, firm, partnership or corporation any of its surplus funds, either with or without security.

H. To purchase, hold, sell and transfer the shares of its capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further, that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

I. To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

J. To enter into, make, perform and carry out contracts of every kind, which may be necessary for or incidental to the business of the corporation, with any person, firm, corporation, private, public or municipal, body politic, under the government of the United States, or any territory, district, protectorate, dependency or insular or other possession or acquisition of the United States, or any foreign government, so far as, and to the extent that, the same may be done and performed by a corporation organized under the Stock Corporation Law.

K. To do any and all things necessary, suitable, convenient, or proper for, or in connection with, or incidental to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the corporation, or to enhance the value of any of its properties; and in general to do any and all things and exercise any and all powers which it may now or hereafter be lawful for the corporation to do or to exercise under any of the laws of the State of New York that may now or hereafter be applicable to the corporation.

L. The purposes and powers specified in the foregoing clauses are to be construed both as purposes and powers and shall, except where otherwise expressed, be in no wise limited, or restricted, by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the purposes and powers specified in each of the foregoing clauses of this Article shall be regarded as independent purposes and powers.

III. The aggregate number of shares which the Corporation shall have the authority to issue shall be one hundred twenty-three million (123,000,000) shares. Three million (3,000,000) shares shall be Preferred Stock of the par value of one dollar ($1.00) per share, issuable in series, and one hundred twenty million (120,000,000) shares shall be Common Stock of the par value of one dollar ($1.00) per share. All shares of Preferred Stock shall be issued in series and shall be entitled to preference in the distribution of dividends or assets or both. The Board of Directors of the Corporation, before issuance, shall have the authority to establish and designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations of shares of the Preferred Stock as between such shares and shares of the Common Stock and as between shares of different series of the Preferred Stock.

IV. The office of the corporation is located in the County of New York, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served upon him is c/o Corporation Service Company, 80 State Street, Albany, New York 12207-2543. The name and address within the State of New York of the registered agent of the corporation is as follows: Corporation Service Company, 80 State Street, Albany, New York 12207-2543.

Said registered agent is to be the agent of the corporation upon whom process against the corporation may be served.

V. Its duration is to be perpetual.

VI. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors as provided in the By-Laws then in effect, but shall not be less than three. Only one of said directors shall be required to be a stockholder and only one shall be required to be a citizen of the United States and a resident of the State of New York.

VII. Shares of stock in other corporations held by this corporation shall be voted by such officer or officers of this corporation as the Board of Directors, by a majority vote, shall designate for such purpose or by a proxy duly authorized by a like vote of the Board.

VIII. It is hereby provided, pursuant to Section 74 of the Stock Corporation Law, that this corporation shall have power to issue the whole or any part of the shares of its capital stock as partly paid stock subject to calls thereon until the whole thereof shall have been paid in.

IX. No contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of this corporation is or are interested in, or is a director or officer, or are directors or officers of such other corporation, and any director or directors, individually or jointly, may be a party or parties to, or may be interested in, any contract or transaction of this corporation or in which this corporation is interested; and no contract, act or transaction of this corporation with any person or persons, firm or corporations, shall be affected or invalidated by the fact that any director or directors of this corporation is a party, or are parties to or interested in such contract, act or transaction, or in any way connected with such person or persons, firm, association or corporation, and each and every person who may become a director of this corporation is hereby relieved from any liability that might otherwise exist from contracting with the corporation for the benefit of himself or any firm or association or corporation in which he may be in anywise interested.

X. No holder of stock shall be entitled as of right, to purchase or subscribe for any part of unissued stock, or any treasury stock, or any additional stock to be issued by reason of any increase of the authorized capital stock of the Company, or any bonds, certificates of indebtedness, debenture or other securities convertible into stock of the corporation, but any such unissued stock or such additional authorized issue of new stock, or of other securities convertible into stock may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of their discretion and in accordance with the Stock Corporation Law.

XI. No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director, provided that nothing contained in this Article XI shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law. Notwithstanding the foregoing, nothing in this Article XI shall eliminate or limit the liability of a director for any act or omission occurring prior to the date of filing of the Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation that includes this Article XI.

XII. The Board of Directors of this corporation may issue options for the purchase of any of its authorized shares of stock issued or unissued, for such consideration, value, or benefit, and upon such terms and conditions, as may be fixed by the Board of Directors, subject to the requirements of Section 69 and 12 of the Stock Corporation Law and any other applicable provisions of law, but no such shares of stock having par value shall be issued for money in an amount less than the par value of such shares.

XIII. All corporate powers, including the sale, mortgage, hypothecation and pledge of all or any part of the corporate property, shall be exercised by the Board of Directors, except as otherwise expressly provided by law.

XIV. Any one or more or all of the directors may be removed, either with or without cause, at any time by the vote of the stockholders holding a majority of the stock of the corporation, at any special or regular meeting and thereupon the terms of each director or directors who shall have been removed shall forthwith terminate and there shall be a vacancy or vacancies in the Board of Directors to be filled as provided in the By-Laws.

XV. Subject always to By-Laws made by the stockholders, the Board of Directors may make By-Laws and from time to time may alter, amend or repeal any By-Laws, but any By-Laws made by the Board of Directors may be altered or repealed by a majority vote of the stockholders.

XVI. The Secretary of State is designated as the agent of the corporation upon whom process in any action or proceeding against the corporation may be served.

      D.  The foregoing restatement of the certificate of incorporation was authorized by the vote at a meeting of the Board of Directors of the corporation.

      IN WITNESS WHEREOF, the undersigned has subscribed this certificate this 2nd day of February, 1999.

/s/ DAVID R. BIRK

David R. Birk
Senior Vice President and Secretary

EXHIBIT B

PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

      I.  The name of the Corporation is Avnet, Inc.

      II.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that any act or activity requiring the consent or approval of any State official, department, board, agency or other body shall not be engaged in without such consent or approval first being obtained.

      III.  The aggregate number of shares which the Corporation shall have the authority to issue shall be three hundred three million (303,000,000) shares. Three million (3,000,000) shares shall be Preferred Stock of the par value of one dollar ($1.00) per share, issuable in series, and three hundred million (300,000,000) shares shall be Common Stock of the par value of one dollar ($1.00) per share. All shares of Preferred Stock shall be issued in series and shall be entitled to preference in the distribution of dividends or assets or both. The Board of Directors of the Corporation, before issuance, shall have the authority to establish and designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations of shares of the Preferred Stock as between such shares and shares of the Common Stock and as between shares of different series of the Preferred Stock.

      IV.  The office of the Corporation is located in the County of New York. The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served. The address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon the Secretary of State is Corporation Service Company, 80 State Street, Albany, New York 12207-2543. The name and address within the State of New York of the registered agent of the Corporation is as follows: Corporation Service Company, 80 State Street, Albany, New York 12207-2543. Said registered agent is to be the agent of the Corporation upon whom process against the corporation may be served.

      V.  The duration of the Corporation shall be perpetual.

      VI.  The number of directors of the Corporation shall be fixed from time to time by the Board of Directors as provided in the By-Laws then in effect, but shall not be less than three.

      VII.  No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

      VIII.  No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director, provided that nothing contained in this Article VIII shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the Business Corporation Law. No amendment, modification or repeal of this Article VIII shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

      IX.  Any one or more or all of the directors may be removed, either with or without cause, at any time by the vote of the stockholders holding a majority of the stock of the corporation, at any special or regular meeting and thereupon the terms of each director or directors who shall have been removed shall forthwith terminate and there shall be a vacancy or vacancies in the Board of Directors to be filled as provided in the By-laws.

      X.  If any plan of merger or consolidation, any sale, lease, exchange or other disposition of all or substantially all the assets of the Corporation not made in the usual or regular course of business actually conducted by the Corporation, or any plan for a binding share exchange is required to be adopted or approved by the shareholders of the Corporation, it shall be adopted or approved by a majority of the votes of all outstanding shares entitled to vote thereon.

      XI.  By-laws of the Corporation may be adopted, amended or repealed by the Board of Directors of the Corporation by the vote of a majority of the directors present at a meeting of the Board of Directors at which a quorum is present, but any by-law adopted by the Board of Directors may be amended or repealed by the shareholders by a majority of the votes cast by the shares at the time entitled to vote in the election of any directors.

Appendix A

AMENDMENT TO EMPLOYMENT AGREEMENT

      This amendment, dated September 20, 2000, between AVNET, INC., a New York corporation with its principal place of business at 2211 South 47th Street, Phoenix, Arizona 85034 (the “Company”) and ROY VALLEE (“Vallee”), having offices at 2211 South 47th Street, Phoenix, Arizona 85034.

WITNESSETH:

      WHEREAS, the Company and Vallee entered into an Employment Agreement on September 25, 1997 (“Employment Agreement”); and

      WHEREAS, the parties desire to modify the Employment Agreement in accordance with the provisions of this Amendment.

      NOW, THEREFORE, the parties hereto agree that the following changes shall be made to the Employment Agreement:

1. The “Term” of the Employment Agreement, as defined in paragraph 2 therein, shall be extended so that the “Termination Date” shall be June 27, 2003;

2. The word “fully” in the second line of paragraph 4(b) is deleted;

3. With respect to a Year commencing after June 30, 2000, and taking into consideration the fact that the Company’s common stock is being impacted in September, 2000 by a 2-for-1 stock split (thus constituting the adjustment referred to and required under paragraph 4(b) of the Employment Agreement, the provisions of paragraph 5 are modified in their entirety as follows:

5. Compensation

(a)	For all services to be rendered by Vallee and for all covenants undertaken by him, the Company shall pay and Vallee shall accept annual base compensation per Year during the term hereof of Seven Hundred Fifty Thousand Dollars ($750,000.00) payable in equal biweekly installments (or in other installment frequencies as may be used from time to time by the Company to pay its other employees).

(b)	In addition to annual base compensation, subject to and contingent upon approval of this incentive compensation with respect to the period from and after June 29, 2001 by the Shareholders of the Corporation at the Annual Meeting of Shareholders to be held on November 20, 2000 (or at any adjournments thereof), the Company shall pay a first incentive bonus to Vallee each Year during the term of this Agreement calculated as the sum of the following:

(i)	Four Thousand Dollars ($4,000.00) for each one-half cent ($.005) of Annual Earnings Per Share over $1.50 and up to $2.00 in each Year for which the first incentive bonus is to be paid; and

(ii)	Five Thousand Dollars ($5,000.00) for each one-half cent ($.005) of Annual Earnings Per Share over $2.00 and up to $2.50 in each Year for which the first incentive bonus is to be paid; and

(iii)	Seven Thousand Dollars ($7,000.00) for each one-half cent ($.005) of Annual Earnings Per Share over $2.50 in each Year for which the first incentive bonus is to be paid.

By way of example, consider the following hypothetical circumstances:

(1)	In the event Annual Earnings Per share were determined in any applicable Year to be $1.45, then Vallee would be entitled to no first incentive bonus hereunder for that Year;

(2)	In the event Annual Earnings Per Share were determined in any applicable Year to be $2.25, then Vallee would be entitled to $650,000 of first incentive bonus hereunder for that Year ($4,000 times 100 plus $5,000 times 50); and

(3)	In the event Annual Earnings Per Share were determined in any applicable Year to be $2.75, then Vallee would be entitled to $1,250,000 of incentive bonus hereunder for that Year ($4,000 times 100 plus $5,000 times 100 plus $7,000 times 50).

(c)	The final determination and payment of the first incentive bonus shall be made by the Company to Vallee not later than one hundred ninety (190) days following the termination of each Year. Notwithstanding the foregoing sentence, the Company shall on a quarterly basis estimate the portion of Annual Earnings Per Share which the Company has earned during such fiscal quarter (“Interim Quarterly Earnings”) and shall, as soon as practicable after the end of each fiscal quarter, pay to Vallee any portion of the first incentive bonus which it reasonably anticipates will be due to Vallee at the end of the full Year.

By way of example:

(1)	If the Company were to determine at the end of the first fiscal quarter of any Year that the Company had Interim Quarterly Earnings of $.75 for that quarter, then it would pay to Vallee the sum of $400,000 in respect of the first incentive bonus as soon as practicable after the end of such quarter. This amount is determined by (A) taking the annualized cumulative year to date Interim Quarterly Earnings of $3.00 ($.75 × 4); (B) calculating the resulting annualized first incentive bonus thereon of $1,600,000 ($4,000 × 100; plus $5,000 × 100 plus $7,000 × 100), (C) prorating such amount for the portion of the Year that elapsed (25%) and (D) subtracting any prior quarterly estimates and payments in respect of the first incentive bonus (none in this example).

(2)	In addition, if the Company were thereafter to determine at the end of the second fiscal quarter of such Year that the Company had Interim Quarterly Earnings of $.40 for the second quarter, then it would make no additional payment to Vallee in respect of first incentive bonus at the conclusion of the second quarter since the estimated first incentive bonus based upon the annualized cumulative Interim Quarterly Earnings was less than the amount determined after the end of the first quarter. The first quarter’s Interim Quarterly Earnings of $.75 plus the second quarter’s Interim Quarterly Earnings of $.40 when aggregated equal $1.15. These earnings when annualized (times 2), or $2.30, would result in an annualized incentive of $700,000 ($4,000 × 100; plus $5,000 × 60). Thus, the first half payment of $350,000 would be less than the $400,000 payment made in respect of the first quarter.

(3)	Thereafter, if the Company were to determine at the end of the third fiscal quarter of such Year that the Company had Interim Quarterly Earnings of $0.65 for the third quarter, then it would pay to Vallee the sum of $200,000 as soon as practicable after the end of such quarter. This would be the case since in these examples (1), (2) and (3) the Company would have had cumulative Interim Quarterly Earnings of $1.80 for the three fiscal quarters ($.75 + $.40 + $.65 = $1.80), and therefore an annualized cumulative year to date Interim Quarterly Earnings of $2.40 ($1.80 ÷ 3 × 4) which

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would result in a first incentive bonus of $800,000 or a prorated amount of $600,000 for the first three quarters of the Year less the amount paid to date.

           At the conclusion of any Year, upon the actual determination of Annual Earnings Per Share, a reconciliation of payments shall be made and the Company shall pay to Vallee any additional amounts due; similarly, Vallee shall remain obligated to repay to the Company any overpayments received by him for the first incentive bonus during such period.

(d)	In addition to annual base compensation and the first incentive bonus, subject to and contingent upon approval of this incentive compensation with respect to the period from and after June 29, 2001 by the Shareholders of the Corporation at the Annual Meeting of Shareholders to be held on November 20, 2000 (or at any adjournments thereof), the Company shall pay a second incentive bonus to Vallee each Year during the term of this Agreement based upon the Company’s ROC for the Year, in the amount of $10,000 for each one- tenth of a percent (0.10%) by which the ROC exceeds eight percent (8.0%). Thus, for example:

If the ROC is:	Then the second incentive bonus is:
Less than 8.1%	$0
9.5%	$150,000
11.0%	$300,000
12.1%	$410,000

The final determination and payment of the second incentive bonus shall be made by the Company to Vallee not later than one hundred ninety (190) days following the termination of each Year.

(e)	For any period of less than a full Year, the amount of such base compensation, first incentive bonus and second incentive bonus payable hereunder shall bear the same ratio to a full Year’s base compensation and incentive bonuses as the number of weekly periods for which Vallee shall be entitled to such compensation bears to the fifty-two (52) (or 53 as the case may be) fiscal weeks in such Year. For example, if Vallee’s employment hereunder were for any reason to terminate after 26 weeks of fiscal 2002, he would be entitled to 26/52 of his base pay for that year (26/52 of $750,000 being $375,000) and 26/52 of the amount of the first and second incentive bonuses, if any, that would have been due for fiscal Year 2001 based upon Annual Earnings Per Share and the ROC for the entire fiscal Year 2001. Such incentive bonuses would be payable to Vallee within the time required in Paragraph 5(c) and 5(d) hereinabove.

(f)	Except as specifically provided herein, including but not limited to Paragraph 5(e) above, upon termination of this Agreement pursuant to the terms hereof prior to June 27, 2003, Vallee shall be entitled to receive only such compensation as had accrued and was unpaid to the effective date of termination.

(g)	In addition to the compensation described above, during the term of this Agreement Vallee shall be entitled to the benefits currently made available by the Company to its employees in general (such as vacation and insurances) and to its executive employees (such as a Company-provided automobile and the Executive Life Insurance/ Supplemental Retirement Program) in accordance with the terms set therefor.

(h)	With respect to the foregoing provisions of this Paragraph 5, it is specifically agreed between Vallee and the Company that if, as a result of a business combination transaction (whether in the form of a merger, consolidation, transfer of substantial assets, or otherwise) in which the Company has not been the acquiring and/or surviving entity, it has become impractical or impossible to compute the Annual Earnings Per Share and the ROC of the Company (as above defined), then, in lieu of the amounts otherwise provided for in this Paragraph 5 as the first incentive bonus and the second incentive bonus, the

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annual rate of the base salary payable to Vallee under Paragraph 5(a) above shall be increased in each Year by an amount equal to the highest aggregate incentive compensation paid to Vallee by the Company (i.e., that is paid under Paragraphs 5(b) and 5(d) of this Agreement or any incentive compensation paid under Vallee’s prior employment contract with the Company, as the case may be) in any one Year during the 3-Year period completed most recently prior to the date of consummation of such business combination transaction.

Nothing contained in this Paragraph 5 shall be deemed to preclude the Company from, and Vallee is entering into this Agreement with the understanding that the Company will from time to time consider and take action with respect to, (A) granting or awarding to Vallee additional items of compensation including (but not limited to) bonuses, incentive stock, stock options, stock purchase agreements, phantom stock awards, and participations in profit-sharing arrangements, in each case whether a plan of general or limited applicability or personal to Vallee, or (B) paying, reimbursing or providing to Vallee such perquisites to the functions of the office of Chairman of the Board and Chief Executive Officer of the Company (and to the performance of his services in such office under this Agreement) as may from time to time be determined by the Company and accepted by Vallee.

4. The date of “June 29, 2001” in paragraphs 6(a), 6(a)(i) and 10(a) shall be changed to “June 27, 2003”.

5. Paragraph 6(c) shall be deleted and replaced with the following:

(c)	Termination by Vallee in Certain Circumstances. Notwithstanding any other provisions hereof, if, prior to June 27, 2003, there is a Change of Control as defined in paragraph 6(d) below, then the Company agrees that Vallee shall have the right, upon at least 90 days’ prior written notice to the Company, to terminate this Agreement, such termination to be effective on the date specified in the notice of termination but in no event prior to the first anniversary of the Change of Control; and the provisions of Paragraph 9 hereinbelow (giving the Company the right to engage Vallee as a consultant) shall not be applicable.

6. A new subparagraph (d) of paragraph 6 shall be added as follows:

(d)	Termination After Change of Control. If, within 24 months following a Change of Control (as hereinafter defined), the Company or its successor terminates Vallee’s employment without cause or by Constructive Termination (as defined below), Vallee will be paid, in lieu of any other rights under this Agreement, in a lump sum payment, an amount equal to 2.99 times the sum of (i) his annual salary for the year in which such termination occurs and (ii) his incentive compensation equal to the average of such incentive compensation for the highest two of the last five full fiscal years. All unvested stock options shall accelerate and vest in accordance with the early vesting provisions under such plans and all incentive stock program shares allocated but not yet delivered will be accelerated so as to be immediately deliverable. Vallee shall receive his accrued and unpaid salary and any accrued and unpaid pro rata bonus (assuming target payout) through the date of termination, and Vallee will continue to participate in the medical, dental, life, disability and automobile benefits in which Vallee is then participating for a period of two years from the date of termination.

In the event that Vallee is deemed to have received an excess parachute payment (as such term is defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”)) which is subject to excise taxes (“Excise Taxes”) imposed by Section 4999 of the Code with respect to compensation paid to Vallee pursuant to this Agreement, the Company shall make an additional payment equal to the sum of (i) all Excise Taxes payable by Vallee plus (ii) any additional Excise Tax or federal or state income taxes imposed with respect to the payments.

4

           “Change of Control” means the happening of any of the following events:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control under this subsection (i): (w) any transaction which is authorized by the Board of Directors of the Company as constituted prior to the effective date of the transaction, (x) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(ii)	Individuals who, as of the effective date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

           “Constructive Termination”, which for purposes of this Agreement shall include each of the following:

(i)	a material diminution of Vallee’s responsibilities, including, without limitation, title and reporting relationship;

(ii)	relocation of Vallee’s office greater than 50 miles without the consent of Vallee;

(iii)	a material reduction in Vallee’s compensation and benefits received hereunder; or

(iv)	Vallee no longer serves on the Board of Directors of the Company.

           7.  All other provisions of the Employment Agreement shall remain in full force and effect.

5

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

AVNET, INC.

By:	/s/ RAYMOND SADOWSKI

Raymond Sadowski
Senior Vice President and
Chief Financial Officer

/s/ ROY VALLEE

Roy Vallee

6

ANNUAL MEETING OF SHAREHOLDERS

Monday, November 20, 2000
9:30 A.M. (EST)
The New York Marriott Financial Center
85 West Street
New York, NY 10006

      You may vote through the Internet, by telephone or by mail. Please read the other side of this card carefully for instructions. However you decide to vote, your presence, in person or by proxy, at the Annual Meeting of Shareholders is important to Avnet.

AVNET, INC.

Proxy for Annual Meeting of Shareholders
on November 20, 2000 Solicited by the Board of Directors

      The undersigned shareholder of AVNET, INC. (the “Company”) hereby constitutes and appoints Roy Vallee and Raymond Sadowski, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Shareholders to be held at 9:30 A.M., Eastern Standard Time, at The New York Marriott Financial Center, 85 West Street, New York, New York, on November 20, 2000, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

      The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal, but, if no instruction is given on the reverse side, to vote FOR the election as directors of the ten persons named on the reverse side, FOR the approval of incentive compensation terms for the Company’s Chairman of the Board and Chief Executive Officer, FOR each of the three proposals to amend the Company’s certificate of incorporation, and FOR the ratification of the appointment of Arthur Andersen, LLP as the independent public accountants for the fiscal year ending June 29, 2001, and (ii) to vote in their discretion with respect to such other matters (including matters incident to the conduct of the meeting) as may properly come before the meeting.

      The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement dated October 16, 2000 relating to the Annual Meeting of Shareholders to be held November 20, 2000.

AVNET, INC.

2211 South 47th Street
Phoenix, AZ 85034

      Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

      (Continued — To Be Signed On Reverse Side)

There are three ways to vote your Proxy

      Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 midnight on November 17, 2000.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
•	Follow the simple instructions the Voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/avt/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 midnight on November 17, 2000.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to AVNET, INC., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

      If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4, 5 and 6.

1.  Election of 10 directors to serve for the ensuing year:

01 E. Baum 02 J. V. Biggins 03 L. W. Clarkson 04 E. Houminer 05 J. A. Lawrence	06 S. J. Nuzzo 07 R. M. Robinson 08 F. Salerno 09 G. L. Tooker 10 R. Vallee
[   ]Vote FOR all nominees
(except as marked in the box below)
[   ]Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any individual nominee, mark the “Vote FOR all Nominees” box and in the box provided to the right, enter the number listed alongside such nominee.)

[ ]

      2. Approval of incentive compensation terms for the Chairman and Chief Executive Officer. [   ]  For  [   ]  Against [   ]  Abstain

      3. Authorization of amendment to the certificate of incorporation to increase the number of authorized shares of common stock from 120,000,000 to 300,000,000. [   ]  For  [   ]  Against [   ]  Abstain

      4. Authorization of amendment to the certificate of incorporation to reduce the shareholder vote required to approve certain transactions. [   ]  For  [   ]  Against [   ]  Abstain

      5. Authorization of other amendments to the certificate of incorporation. [   ]  For  [   ]  Against [   ]  Abstain

      6. Ratification of appointment of Arthur Andersen LLP as independent public accountants. [   ]  For  [   ]  Against [   ]  Abstain

      7. To take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Address Change? Mark Box [   ]

Indicate changes below:

Date            [               ]

Signature(s) in Box

      Please sign exactly as your name(s) appear(s) on this Proxy. If held by more than one owner, each owner must sign. Trustees, administrators, etc., should include full title. Corporations should provide full name of corporation and title of authorized officer signing this Proxy.

      COMPANY #

      CONTROL #

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